Exhibit 99.1

ENDURO ROYALTY TRUST ANNOUNCES ENDURO RESOURCE PARTNERS SALE COMPLETED AND PENDING NEW NAME AND TICKER SYMBOL

HOUSTON — (BUSINESS WIRE) — Sept. 4, 2018 — Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced that on August 31, 2018, Enduro Resource Partners, the sponsor of the Trust (“Enduro”), completed its previously announced sale of the oil and natural gas properties underlying the Trust and the outstanding Trust units owned by Enduro.

The Trust expects to continue in the normal course without disruption to the unitholders, and the resulting sale is not expected to have an impact on the operations and future cash flows of the Trust.

The underlying properties remain a portfolio of majority non-operated conventional and unconventional Permian and Haynesville oil and gas assets, operated by diverse group of experienced operators including Occidental Petroleum, Apache Corporation, Kinder Morgan Inc., XTO Energy, among others.  In addition to conventional reserves typically having a longer life, the Trust has an interest in two unconventional shale plays.  Through its net profits interest, in 2017 the Trust participated in several non-operated Haynesville wells operated by Aethon Energy and BHP Billiton Ltd., which recently announced a sale of its Haynesville assets to BP American Production Company.  Following an election to participate made by Enduro in July 2018, the Trust also has a net profits interest in several non-operated Wolfcamp Permian wells in the Midland Basin operated by Pioneer Natural Resources Company, which are expected to begin production in the first quarter of 2019.  Meanwhile, increases in both reported production and commodity prices have allowed the Trust to announce 2018 year-to-date distributions per unit of $0.34, an increase of 78% over the comparable year-to-date period in 2017.

To more appropriately reflect the Trust’s exposure to both the Permian and Haynesville basins, the Trust and The Bank of New York Mellon Trust Company, N.A., as Trustee (“Trustee”), at the request of the new owners of the underlying properties, intend to change the name of the Trust to “Permianville Royalty Trust” and for the Trust units to trade under the ticker symbol NYSE: PVL.  The change in name and ticker symbol will take effect on September 14, 2018.   The new CUSIP number for the Trust as of September 14, 2018 will be 71425H 100. Until completed, unitholders can continue to access information regarding the Trust at www.enduroryoyaltytrust.com or through the SEC’s website at http://www.sec.gov.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties of COERT Holdings 1 LLC (“COERT”, the acquirer of such properties from Enduro) in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the impact on the Trust and its unitholders of the sale transaction between Enduro and COERT and the timing of the anticipated change in name and ticker symbol of the Trust. Statements made in this press release are qualified by the cautionary statements made in this press release. None of Enduro, COERT, the Trustee nor any of their respective affiliates intends, and none assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

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Source: Enduro Royalty Trust

Enduro Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell, 1 512-236-6555